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EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT ("Agreement") is made and effective as of the 1st day of November, 2001, by and between PARK PLACE ENTERTAINMENT CORPORATION, a Delaware corporation (the "Company"), and WALLACE R. BARR ("Executive").

        In consideration of the premises and of the covenants and agreements herein contained, the parties agree as follows:

1.
Employment.

        A.    The Company hereby continues to employ Executive in the capacity of Executive Vice President and Chief Operating Officer, and such other capacity or capacities of equal status and responsibility as the Chief Executive Officer of the Company (the "CEO") shall determine, reporting directly and solely to the CEO of the Company, and Executive hereby accepts such employment, all upon and subject to the terms and conditions herein set forth. Other than as provided in Paragraph 3D below, this Agreement supercedes in its entirety that certain Executive Employment Agreement (the "Prior Agreement") by and between Executive and Company dated March 15, 1999.

        B.    During the term of his employment hereunder Executive shall devote his best efforts to such employment and perform such duties as are reasonably assigned or delegated to him by the CEO, consistent with his position and capacities hereunder and such other related positions(s) and capacity or capacities as the CEO shall from time to time determine. While it is understood and agreed that Executive's job capacities may change at the Company's discretion during the Term (hereafter defined) of this Agreement, his general level of responsibility shall not be substantially reduced at any time. Furthermore, Executive agrees that the Company may direct him to perform some or all of his duties hereunder for the benefit of subsidiaries and affiliates of the Company. Executive shall devote his entire working time and attention to the business and related interests of, and shall be loyal to, the Company and its subsidiaries and affiliates, and Executive agrees to render services hereunder on behalf of the Company and/or on behalf of such subsidiaries and affiliates.

        C.    During the term of his employment hereunder Executive shall not:

          (1)  Render services of a business, professional or commercial nature to any person or entity, directly or indirectly, whether for compensation or otherwise, except that this prohibition shall not be construed to prevent Executive from investing his assets in such form or manner as will not require any services on the part of Executive in the operation of the affairs of the companies in which such investments are made and which are not in violation of (2) immediately below, or from engaging in charitable activities so long as such activities do not interfere with the performance of his duties hereunder.

          (2)  Engage in any activity competitive with or adverse to the welfare of business or related interests of the Company or any of its subsidiaries or affiliates, whether alone, as a partner, officer, director, employee or shareholder of any other corporation or other entity, or otherwise, directly or indirectly, except that the ownership of not more than one percent of the stock of any one or more publicly traded corporations shall not be deemed a violation of this subparagraph (2);

          (3)  Be engaged by any person or entity which conducts business with or acts as a consultant or advisor to the Company or any of its subsidiaries or affiliates, whether alone, as a partner, officer, director, employee or shareholder of any other corporation or entity, or otherwise, directly or indirectly, except that ownership of not more than one percent of the stock of any one or more publicly traded corporations shall not be deemed a violation of this subparagraph (3).

        D.    Executive acknowledges and agrees that he shall perform his duties hereunder at the corporate headquarters of the Company in Las Vegas, NV and at the Company's east coast office located in Atlantic City, New Jersey, and such other locations as may be required by the nature of Executive's responsibilities. It is understood that Executive maintains his primary residence in Linwood, NJ and it is agreed that he shall not be required to relocate his primary residence to Las Vegas,

Nevada or any other location. While performing his duties in Las Vegas, Executive shall have the use of a company vehicle for his business and personal use.

2.
Term.

        The term of this Agreement (the "Term") shall begin on the effective date stated above and shall continue until March 31, 2006. The Term shall automatically renew beginning April 1, 2006 for successive periods of one year unless the Company or the Executive gives written notice to the other at least six months prior to the end of the then applicable term that the Agreement shall not be further extended. Otherwise, this Agreement may be terminated as specifically provided below.

3.
Compensation.

        A.    In consideration of the services to be rendered by Executive hereunder, the Company agrees to pay or cause to be paid to Executive, and Executive agrees to accept, the sum of $800,000 (the "Base Salary") for the initial twelve month period following the effective date of this Agreement during the Term, which shall be paid in accordance with the regular payroll practices of the Company. In addition, Executive's Base Salary for the period July 1, 2001 through October 31, 2001 shall be increased retroactively to the same annual rate. During the Term, the Base Salary shall be reviewed for possible increase (but not decrease) annually in accordance with the Company's then applicable merit policies or as otherwise determined by the CEO and the Board in its discretion.

        B.    In addition to Base Salary, the Executive shall be entitled to participate in the Company's annual incentive plan for senior executives (the "Annual Bonus"). The target amount of any Annual Bonus shall be set at 100% of Base Salary depending upon company and individual performance and shall be subject to the discretion of the CEO and the Board. The Executive will be eligible for additional special bonus awards if and when determined by the Board in its sole discretion.

        C.    In addition to Base Salary and Annual Bonus, the Executive shall be entitled to participate in the Company's Long-Term Incentive Plans as in effect from time to time in accordance with the terms of such Plans. Effective upon the date hereof, Executive has been granted 120,000 stock retention units pursuant to the provisions of the Company's Supplemental Retention Plan dated November 1, 2001. Executive shall be eligible for additional annual grants in the discretion of CEO and the Board. Except as otherwise provided in Paragraphs 7C and 9, the provisions of that Plan shall govern such units.

        D.    All stock options granted pursuant to the Prior Agreement shall continue to be governed by the Company's Stock Option Plan. In addition, for all years during the Term, Executive shall be entitled to annual grants of stock options in accordance with the Company's Stock Option Plan in effect from time to time as and when granted for other senior executives. The amount of any such grants shall be subject to the absolute discretion of the Board. In consideration of Executive's agreement to enter into this Agreement and the provisions contained herein, Executive has been granted options to purchase an aggregate of 128,000 shares of the Company's common stock in accordance with the Stock Option Agreement dated October 29, 2001 between the Company and the Executive. Except as otherwise expressly provided in Paragraph 9 below, such options shall vest and be governed by the provisions of the Option Plan and such Option Agreement.

4.
Vacation and Other Benefits.

        A.    Executive shall be entitled to reasonable paid vacation annually, as well as other employment benefits, including death and retirement plans, and group insurance programs for medical, hospitalization, life, and long term disability, and the like, afforded in general to senior executives of the Company of comparable status and tenure, and consistent with the Company's policies for executive employment benefits. The Company may, in its sole discretion, change such benefits policies from time to time.

        B.    So long as Executive is employed hereunder, the Company shall maintain in full force and effect a policy of term insurance on the life of Executive in the amount of $2,200,000. Executive shall promptly advise the Company of the designated beneficiary or beneficiaries of such policy. Upon termination of Executive's employment, to the extent permitted under the policy, Executive shall have the right to transfer such policy to his own name or the name of a beneficiary thereof, provided Executive shall pay all premiums for such policy as shall accrue thereafter.

5.
Expenses.

        The Company shall pay or cause to be paid all reasonable expenses incurred by Executive in the performance of his responsibilities and duties for the Company hereunder, as well those reasonably incurred in the promotion of the Company's business, including but not limited to the costs of licensing or qualification as may be required by any gaming jurisdiction. Executive shall submit to the Company periodic statements of all expenses so incurred in accordance with the Company's policy. Subject to such audits as the Company may deem appropriate, the Company shall, promptly and in the ordinary course, reimburse Executive the full amount of any such expenses advanced by Executive.

6.
Covenants; Confidential Information.

        A.    Executive agrees that, for the applicable period specified below, he shall not, directly or indirectly, do any of the following:

          (1)  Own, manage, control, or participate in the ownership, management or control of, or be employed or engaged by, or otherwise affiliated or associated with, as a consultant, independent contractor or otherwise, any other corporation, partnership, proprietorship, firm, association or other business entity, or otherwise engage in any business that involves any gaming venture, Indian gaming, river boat gaming or other gaming, casino or similar business within any foreign country or any state of the United States (or any metropolitan area involving multiple jurisdictions) in which there is located any gaming facility owned, managed or under development to be owned or managed by the Company, determined as of the date Executive ceases to be employed hereunder.

          (2)  Solicit or induce any person who is an employee, officer, consultant or agent of the Company or of any subsidiary or affiliate of the Company, to terminate such relationship.

          (3)  Employ, assist in employing, or otherwise be associated in business with any present or former employee or officer of the Company or of any subsidiary or affiliate of the Company, including without limitation those who commence such positions with the Company or any such subsidiary or affiliate, after the effective date hereof.

          (4)  Disclose, divulge, discuss, copy or otherwise use or suffer to be used in any manner, the customer lists, proprietary and confidential inventions, ideas, discoveries, marketing methods, product research or other data or any other methodologies of the Company (collectively, "Confidential Information"), it being acknowledged by Executive that all such Confidential Information compiled or obtained by, or furnished to, Executive while he is or was employed by or associated with the Company, is confidential and proprietary information which is the exclusive property of the Company.

        B.    The provisions of subparagraphs 6A(1) through 6A(4) hereof shall be operative throughout the Term and for so long as Executive is receiving compensation (other than benefit continuation as set forth in Paragraphs 8C(3) and 9C below) from the Company thereafter, except as provided in the following sentences. In the event that Executive is terminated pursuant to paragraph 8 hereof, for Cause, the provisions of subparagraphs 6A(1), 6A(2) and 6A(3) shall be operative during the Term and for a period of 180 days thereafter as to subparagraph 6A(1) and for one year thereafter as to subparagraphs 6A(2) and 6A(3). In the event that Executive is terminated pursuant to paragraph 8 hereof, without Cause, the provisions of subparagraph 6A(1), 6A(2) and 6A(3) shall be operative during Executive's employment with the Company and for a period of 180 days after the termination date. In the event that the Special Retirement Provisions of Paragraph 9 become applicable, the provisions of subparagraphs 6A(1), 6A(2) and 6A(3) shall be operative during the Term and for an additional period equal to the portion of the vesting period of any options or stock retention units that has been accelerated pursuant to Paragraph 9, but not in excess of one year for such additional period. All obligations created by the terms of subparagraph 6A(4) are of a continuing nature and shall remain in effect at all times during Executive's period of employment hereunder and for a period of five years thereafter; provided that if at any time following the termination of this Agreement any Confidential Information shall become part of the public domain through no fault of Executive, then the restrictions and limitations of subparagraph 6A(4) shall not apply to such particular information.

        C.    The Executive acknowledges and agrees that the restrictions contained in this paragraph are reasonable and necessary to protect and preserve the legitimate interests, properties, goodwill and business of the Company, that the Company would not have entered into this Agreement in the absence of such restrictions and that irreparable injury will be suffered by the Company should the Executive breach any of those provisions. Executive represents and acknowledges that (i) the Executive has been advised by the Company to consult Executive's own legal counsel in respect of this Agreement, and (ii) that the Executive has had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement with the Executive's counsel. The Executive further acknowledges and agrees that a breach of any of the restrictions in this paragraph cannot be adequately compensated by monetary damages.

        D.    The Company agrees to give the Executive written notice of any action taken by the Executive that it believes in good faith to constitute a violation of the Executive's undertakings under Paragraph 6 and to give the Executive at least 10 days thereafter to cease any such action which, if he complies with such request, will preclude any further action or any recovery by the Company. In the event that the Executive fails to do so, the Executive agrees that the Executive's right to any payment pursuant to Paragraph 8 shall be forfeited (but only to the extent of those portions not previously received) and the Executive's right to exercise the stock options shall cease. In addition, in the case of any violation of the provisions of this paragraph 6, the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as provable damages and an equitable accounting of all earnings, profits and other benefits arising from any violation of this paragraph (with appropriate credit for the amounts forfeited by the Executive and the non-exercisability of the stock options), which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.

        E.    In the event that any of the provisions of this Paragraph 6 should ever be adjudicated to exceed the time, geographic, service, or other limitations permitted by applicable law in any jurisdiction, it is the intention of the parties that the provision shall be amended to the extent of the maximum time, geographic, service, or other limitations permitted by applicable law, that such amendment shall apply only within the jurisdiction of the court that made such adjudication and that the provision otherwise be enforced to the maximum extent permitted by law. The Executive irrevocably and unconditionally (x) agrees that any suit, action or other legal proceeding arising out of this Paragraph, including without limitation, any action commenced by the Company for preliminary and permanent injunctive relief and other equitable relief, may be brought (without posting a bond) in the United States District Court for the District of New Jersey, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Atlantic City, New Jersey, (y) consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (z) waives any objection which the Executive may have to the laying of venue of any such suit, action or proceeding in any such court. The Executive also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of Paragraph 12 hereof.

        F.    For purposes of this Paragraph 6, the term "Company" shall be deemed to mean the Company and/or any of its subsidiaries or affiliates, together with their respective successors or assigns.

7.
Illness, Incapacity or Death During Employment.

        A.    If Executive is unable to perform services hereunder by reason of illness or incapacity resulting in a failure to discharge his duties under this Agreement as determined by the Company in the manner described in Paragraph 5(A) of the Company's form of Change of Control Agreement applicable to Executive, for six or more consecutive months, then upon 30 days notice, the Company may terminate the employment of Executive and the Term under this Agreement, and upon such termination Executive shall be paid (i) his Base Salary on a pro-rata basis to the date of termination through the 30-day period; (ii) an amount equal to his prior year's Annual Bonus on a pro-rata basis to the date of termination through the 30-day notice period; (iii) reimbursement of all expenses reasonably incurred by Executive in performing his responsibilities and duties for the Company prior to and including such date; and (iv) applicable insurance and other group benefits proceeds. In the event of termination pursuant to 7(A),

            (1)  Executive shall have the right to the assignment of any and all of the Company group insurance policies or health protection plans if and to the extent that such policies and plans permit assignment out of the group to the individual Executive, and

            (2)  Executive shall be entitled to a salary continuation benefit equal to 60% of his Base Salary through age 65, reduced by the value of any salary continuation received (whether in lump sum or periodically) under the Company's Long Term Disability Plan or any other applicable insurance or other group benefits provided by the Company.

        B.    In the event of Executive's death, this Agreement shall automatically terminate; provided that the Company shall pay to the Executive's estate (i) his Base Salary on a pro-rata basis to the date of death; (ii) an amount equal to his prior year's Annual Bonus on a pro-rata basis to the date of death; (iii) reimbursement of all expenses reasonably incurred by Executive in performing his responsibilities and duties for the Company prior to and including such date; and (iii) applicable insurance and other group benefits proceeds.

        C.    If Executive's employment hereunder is terminated by reason of his illness or incapacity as provided in A immediately above, or his death as provided in B immediately above, then all remaining unvested options granted to Executive under the Prior Agreement, together with the portion of any options granted pursuant Paragraph 3D that would otherwise have become vested as of the applicable anniversary date for the year in which such termination occurred, shall thereupon become vested. In addition, any unvested stock retention units granted pursuant to Paragraph 3C, including those issued effective upon the date hereof and all future stock retention unit grants, shall become vested.

8.
Termination for Cause or without Cause.

        A.    The employment of Executive under this Agreement, and the Term hereof, may be terminated by the Company for Cause at any time. If the Company properly terminates Executive's employment hereunder for Cause, it shall be without liability to Executive except for all amounts and benefits accrued and due but not paid to the date of such termination. For all purposes of this Agreement, the term "Cause" means:

            (1)  Executive's material fraud, dishonesty, willful misconduct or gross negligence in the performance of his duties hereunder, including willful failure to perform such duties as may properly be assigned him hereunder;

            (2)  Executive's material breach of any provision of this Agreement; or

            (3)  Executive's failure to qualify (or having so qualified being thereafter disqualified or suspended) under any suitability or licensing requirement to which Executive may be subject by reason of his position with the Company or any of its affiliates or subsidiaries, under the laws of Nevada or New Jersey, except that any such failure to qualify or disqualification or suspension resulting from Executive's corporate conduct, rather than individual conduct, shall not constitute "Cause" hereunder.

        B.    Any termination for Cause shall not be in limitation of any other right or remedy the Company may have under law, pursuant to this Agreement or otherwise.

        C.    The employment of Executive under this Agreement may be terminated without Cause at any time upon written notice to Executive. (A non-renewal of the Term shall not be treated as a Termination without Cause.) In such case the Company shall have no liability arising out of such termination except as follows:

            (1)  Executive shall be paid (a) an amount equal to Base Salary for the balance of the Term or for a period of twelve months, whichever is greater, paid in a lump sum no later than 10 days after termination, plus (b) an amount equal to the greater of the average of the Annual Bonuses, if any, paid to the Executive for the three prior years or the amount of the Annual Bonus, if any, paid for the prior year, paid in a lump sum no later than 10 days after termination;

            (2)  Any remaining unvested options or stock retention units shall be vested, and

            (3)  Executive and family shall be entitled to continuation of health (including prescription) and dental benefits for the remaining portion of the otherwise applicable Term after which the provisions of Section 9C shall apply, regardless of Executive's age.

        Fifty percent of amounts paid after termination hereunder shall be consideration for the Executive's undertaking not to breach the terms of the covenants contained in Paragraph 6 hereof. The Company shall also pay to the Executive, in a lump sum in cash within ten (10) days after the date of termination, the Executive's accrued but unpaid cash compensation (the "Accrued Obligations"), which shall include but not be limited to: (1) any portion of the Executive's Annual Base Salary through the date of termination that has not yet been paid and an amount representing the Annual Bonus for the year of termination determined at the target rate under the Company's then applicable incentive bonus plan, and multiplying that amount by a fraction, the numerator of which is the number of days in the current fiscal year through the date of termination, and the denominator of which is 365 (the "Annual Bonus Amount"); (2) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereof) that has not yet been paid; (3) any earned but unpaid vacation pay; and (4) similar unpaid items that have accrued or to which the Executive has become entitled as of the date of termination, including declared but unpaid bonuses and unreimbursed employee business expenses, and provided further that the Company's obligation to make any payments under this Section, to the extent that any such payment shall not have accrued as of the day before the date of termination shall also be conditioned upon the Executive's execution, and non-revocation, of a written release, substantially in the form attached hereto as Annex 1 (the "Release"), of any and all claims against the Company and all related parties with respect to all matters arising out of the Executive's employment by the Company (other than any entitlements under the terms of this Agreement or under any other plans or programs of the Company in which the Executive participated and under which the Executive has accrued or become entitled to a benefit), or the termination thereof.

        D.    In the event of a Change of Control (as defined in the Change of Control Agreement), Executive shall have certain rights as set forth in a separate agreement (a "Change of Control Agreement") of even date herewith by and between Executive and the Company.

9.
Special Retirement Provisions

        In the event that the Term of the Agreement is not renewed by the Executive or the Company for an additional term as provided in Paragraph 2 above, then, effective upon the expiration of the then applicable Term, such non-renewal may, at the option of the Executive, be deemed to be a "retirement" and the following provisions shall apply upon the Executive's execution, and non-revocation, of the Release:

        A.    If at the effective date of such retirement, the Executive is at least 62 years old, then 100% of all remaining options and stock retention units previously granted to Executive shall be fully vested as of such date.

        B.    If at the effective date of such retirement, the Executive is at least 60 years old but less than 62, then:

          (1)  If the decision not to renew the Term is mutually agreed by the Executive and the Company, then 100% of all remaining options and stock retention units shall be fully vested as of such retirement date; and

          (2)  If the decision not to renew the Term was solely by the Executive (rather than mutual), then 50% of such remaining options and stock retention units shall be fully vested as of such date if Executive's age is less than 61, and 75% if Executive's age is greater than 61 and less than 62.

        C.    In the event of any such retirement and the Executive is at least 60 years old on such retirement date, health (including prescription) and dental benefits for Executive and family shall continue until age 65 at the Company's expense unless otherwise available to Executive and family in connection with any employment of Executive by any other employer in any other capacity.

10.
Severable Provisions.

        The provisions of this Agreement are severable, and if any one or more provisions hereof may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provision to the extent enforceable, shall nevertheless be binding and enforceable.

11.
Binding Agreement.

        The rights and obligations of the Company and Executive under this Agreement shall be binding upon and inure to the benefit of, and be enforceable by and against, the parties hereto and their respective heirs, personal representations, and successors and assigns.

12.
Notices.

        Any notice, request, demand, waiver, consent, approval or other communication (a "Notice") which is required or permitted hereunder shall be in writing as referenced below. All Notices may be delivered by telecopier or similar device, with a true copy thereof sent the same day by Federal Express, DHL Courier, or other similar overnight delivery service providing receipt against delivery, and shall be deemed given or made upon receipt thereof. All Notices are to be given or made to the parties at the following addresses (or to such other address as any party may designate by a Notice given in accordance with the provisions of this Section 12):

If to the Company:	Park Place Entertainment Corporation 3930 Howard Hughes Parkway Las Vegas, NV 89109 Attention: General Counsel
If to Executive:	Wallace R. Barr 222 Arlington Avenue Linwood, NJ 08221
13.
Waiver.

        Either party's failure to enforce any provision(s) of this Agreement shall not in any way be construed as a waiver of any such provision(s) as to any future violations(s) thereof, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted the parties herein are cumulative, and the waiver by a party of any single remedy shall not constitute a waiver of such party's right to assert all other legal remedies available to him or it under the circumstances.

14.
Governing Law.

        This Agreement shall be governed by and construed and interpreted according to the internal laws of the State of New Jersey, without reference to such State's principles of conflict of laws.

15.
Tax Withholding.

        Notwithstanding anything the to contrary set forth in this Agreement, the Company may withhold from amounts payable under this Agreement, all federal, state, local and foreign income and employment taxes that are required to be withheld by applicable laws or regulations.

16.
Captions and Paragraph Headings.

        Captions and paragraph headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

17.
Legal Fees.

        In the event that Executive is required to commence legal action to enforce the provisions of this Agreement and Employee prevails in such action, Executive shall pay Executive's costs and expenses, including reasonable attorneys' fees incurred in such action.

18.
Entire Agreement.

        This Agreement constitutes the entire agreement between the Company and Executive with respect to the subject matter hereof, and may not be modified or terminated orally. No modification, termination or attempted waiver of this Agreement shall be valid unless in writing and signed by the party against whom the same is sought to be enforced.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

The Company:
PARK PLACE ENTERTAINMENT CORPORATION
By:
Executive:
Wallace R. Barr

ANNEX 1

GENERAL RELEASE

        1.    I,                        , for and in consideration of certain payments to be made and the benefits to be provided to me under Section 8 of my Employment Agreement dated as of November 1, 2001 (the "Employment Agreement") with Park Place Entertainment Corporation (the "Company"), and conditioned upon such payments and provisions, do hereby REMISE, RELEASE, AND FOREVER DISCHARGE the Company and each of its subsidiaries and affiliates, their officers, directors, shareholders, partners, employees and agents, their respective successors and assigns, heirs, executors and administrators (hereinafter collectively included within the term the "Company"), acting in any capacity whatsoever, of and from any and all manner of actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, which I ever had, now have, or hereafter may have, or which my heirs, executors or administrators hereafter may have, by reason of any matter, cause or thing whatsoever from the beginning of my employment with Park Place Entertainment Corporation to the date of these presents arising from or relating in any way to my employment relationship and the termination of my employment relationship with Park Place Entertainment Corporation, including but not limited to, any claims which have been asserted, could have been asserted, or could be asserted now or in the future under any federal, state or local laws, including any claims under the Age Discrimination in Employment Act ("ADEA"), 29 U.S.C. §621 et seq., Americans with Disabilities Act ("ADA"), 42 U.S.C. §2000e et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e et seq., any contracts between the Company and me and any common law claims now or hereafter recognized and all claims for counsel fees and costs; provided, however, that this General Release shall not apply to any entitlements under the terms of the Employment Agreement or under any other plans or programs of the Company in which I participated and under which I have accrued and become entitled to a benefit.

        2.    Subject to the limitations of paragraph 1 above, I expressly waive all rights afforded by any statute which expressly limits the effect of a release with respect to unknown claims. I understand the significance of this release of unknown claims and the waiver of statutory protection against a release of unknown claims which provides as follows:

      A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

        3.    I hereby agree and recognize that my employment by the Company was permanently and irrevocably severed on                        ,             and the Company has no obligation, contractual or otherwise to me to hire, rehire or re-employ me in the future. I acknowledge that the terms of the Employment Agreement provide me with payments and benefits which are in addition to any amounts to which I otherwise would have been entitled.

        4.    I hereby agree and acknowledge that the payments and benefits provided by the Company are to bring about an amicable resolution of my employment arrangements and are not to be construed as an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by the Company and that this Agreement and General Release is made voluntarily to provide an amicable resolution of my employment relationship with the Company and the termination of the Employment Agreement.

        5.    I hereby certify that I have read the terms of this General Release, that I have been advised by the Company to discuss it with my attorney, and that I understand its terms and effects. I acknowledge, further, that I am executing this General Release of my own volition with a full understanding of its terms and effects and with the intention of releasing all claims recited herein in exchange for the consideration described in the Employment Agreement, which I acknowledge is adequate and satisfactory to me. None of the above-named parties, nor their agents, representatives, or attorneys have made any representations to me concerning the terms or effects of this General Release other than those contained herein.

        6.    I hereby acknowledge that I have been informed that I have the right to consider this General Release for a period of 21 days prior to execution. I also understand that I have the right to revoke this General Release for a period of seven days following execution by giving written notice to the Company at 3930 Howard Hughes Parkway, Las Vegas, NV 89101, Attention: General Counsel.

        Intending to be legally bound hereby, I execute the foregoing General Release this            day of                        , 20            .

Witness

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EMPLOYMENT AGREEMENT
ANNEX 1 GENERAL RELEASE